Atkore International Group Inc. Acquires Flexicon Limited

Harvey, Illinois, September 5, 2017/Business Wire/ -- Atkore International Inc. (“Atkore”) (NYSE: ATKR), today announced that it has acquired Flexicon Limited (”Flexicon”), a leading global manufacturer of metallic and non-metallic flexible cable protection systems that carry many international and market product approvals and serves the industrial, commercial and infrastructure sectors in more than 55 countries (www.flexicon.uk.com).

“We are excited for Flexicon to join the Atkore family as their product portfolio both enhances our electrical raceway offering and strengthens Atkore’s global presence” commented Mike Schulte, President-Mechanical Products and Solutions. “With a similar electrical distribution sales channel, this acquisition reinforces a shared focus on providing innovative solutions that help make our customers successful.”

Adrian Poulton, founder of Flexicon, added, “We’re pleased that Flexicon’s success in providing flexible and liquid-tight conduit solutions is recognized and valued as a strong contributor towards providing Atkore customers with quality, delivery and valued solutions. Under the leadership of Duncan McKinlay, Managing Director, Flexicon has developed an extensive range of industry and customer approved products and look forward to realizing the synergies in our combined markets and pursuing additional growth opportunities as a part of the Atkore team.”

Flexicon is headquartered in Birmingham, England.

Terms of the sale are undisclosed.

About Atkore International Group Inc.
Atkore International Group Inc. delivers a unique portfolio of integrated electrical raceway solutions that deploy, isolate and protect a structure’s electrical circuitry from curb to outlet. With 3,100 employees and 53 manufacturing and distribution facilities worldwide, we meet our customers’ needs by providing unmatched quality, delivery and value across a robust product line that includes steel, PVC and aluminum conduit, armored cable and flexible conduits, metal framing, wire baskets, cable trays and other complementary products including fittings, mechanical tube and sprinkler pipe. To learn more, please visit at www.atkore.com.

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